                                                                Exhibit 3





                           MARRIOTT'S HUNT VALLEY INN
                              FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1996 AND JUNE 30, 1997
                             TOGETHER WITH REPORT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Boykin Lodging Company:

We have audited the accompanying balance sheet of Marriott's Hunt Valley Inn as of December 31, 1996, and the related statements of income (loss), owner's equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Marriott's Hunt Valley Inn as of December 31, 1996 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                              Rhea & Ivy, P.L.C.



Memphis, Tennessee
March 6, 1997, except for Note 3 as to
    which the date is July 23, 1997

                           MARRIOTT'S HUNT VALLEY INN
                           --------------------------

                                 BALANCE SHEETS
                                 --------------

                                     ASSETS               December 31, 1996       June 30, 1997
                                     ------               -----------------       -------------
                                                                                   (Unaudited)
 INVESTMENT IN HOTEL PROPERTY, at cost:
   Land                                                        $  2,123,484         $  2,123,484
   Building and improvements                                      8,913,465            8,913,465
   Furniture and equipment                                        2,723,351            2,909,796
                                                               ------------         ------------
                                                                 13,760,300           13,946,745
Less - Accumulated depreciation                                  (1,210,253)          (1,703,852)
                                                               ------------         ------------
Net investment in hotel property                                 12,550,047           12,242,893

CASH AND CASH EQUIVALENTS                                           446,659              417,236

ACCOUNTS RECEIVABLE                                                 496,753              890,293

INVENTORIES                                                          75,379               55,203

PREPAIDS AND OTHER ASSETS                                            18,581               20,223

DEFERRED MAINTENANCE                                                154,543              243,043

DEFERRED EXPENSES, net                                              184,661              158,280
                                                               ------------         ------------
                                                               $ 13,926,623         $ 14,027,171
                                                               ============         ============
                     LIABILITIES AND OWNER'S EQUITY
                     ------------------------------

MORTGAGE NOTE PAYABLE                                          $ 10,395,226         $ 10,265,649

CAPITAL LEASE                                                        33,636                1,996

ACCOUNTS PAYABLE, trade                                             260,210              305,823

ACCRUED EXPENSES AND OTHER LIABILITIES                              535,720              466,444
                                                               ------------         ------------
                                                                 11,224,792           11,039,912
OWNER'S EQUITY                                                    2,701,831            2,987,259
                                                               ------------         ------------
                                                               $ 13,926,623         $ 14,027,171
                                                               ============         ============










                 The accompanying notes to financial statements
                    are an integral part of these statements.

                           MARRIOTT'S HUNT VALLEY INN
                           --------------------------

                           STATEMENTS OF INCOME (LOSS)
                           ---------------------------

                                                                         For the Six Months
                                                                            Ended June 30,
                                          For the Year Ended      ---------------------------------
                                           December 31, 1996           1996                1997
                                          ------------------      ------------         ------------
                                                                            (Unaudited)
HOTEL REVENUES:
     Room                                    $  7,230,001         $  3,493,224         $  3,873,755
     Food and beverage                          6,305,046            3,129,174            3,264,948
     Other                                        578,893              294,651              280,448
                                             ------------         ------------         ------------
        Total revenues                         14,113,940            6,917,049            7,419,151
                                             ------------         ------------         ------------
EXPENSES:
     Departmental expenses:
        Rooms                                   2,118,045              961,981            1,061,539
        Food and beverage                       4,118,284            1,970,905            2,004,976
        Other                                     386,605              186,201              191,406
     General and administrative                 1,324,572              683,050              698,975
     Advertising and promotion                    835,664              403,425              418,488
     Utilities                                    725,592              330,512              310,201
     Management fees to related party             423,414              207,577              222,593
     Franchisor royalties and
        other charges                             597,653              291,381              314,062
     Repairs and maintenance                      802,522              400,353              393,775
     Taxes and insurance                          325,179              180,607              185,210
     Interest                                   1,097,167              533,465              537,500
     Depreciation and amortization              1,032,408              467,230              519,980
     Other                                        (32,144)               1,538                4,878
     Renovations                                  386,045              384,235                 --
                                             ------------         ------------         ------------
        Total expenses                         14,141,006            7,002,460            6,863,583
                                             ------------         ------------         ------------
NET INCOME (LOSS)                            $    (27,066)        $    (85,411)        $    555,568
                                             ============         ============         ============








                 The accompanying notes to financial statements
                    are an integral part of these statements.

                           MARRIOTT'S HUNT VALLEY INN
                           --------------------------

                          STATEMENTS OF OWNER'S EQUITY
                          ----------------------------

BALANCE, DECEMBER 31, 1995                 $ 3,155,770

        Net loss                               (27,066)

        Distributions                         (426,873)
                                           -----------

BALANCE, DECEMBER 31, 1996                   2,701,831

        Net income (unaudited)                 555,568

        Distributions (unaudited)             (270,140)

                                           -----------
BALANCE, JUNE 30, 1997, (unaudited)        $ 2,987,259
                                           ===========




                 The accompanying notes to financial statements
                    are an integral part of these statements.

                           MARRIOTT'S HUNT VALLEY INN
                           --------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                                            For the Six Months
                                                                                               Ended June 30,
                                                            For the Year Ended      -------------------------------
                                                             December 31, 1996          1996                1997
                                                             -----------------      -----------         -----------
                                                                                              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                          $   (27,066)        $   (85,411)        $   555,568
     Adjustments to reconcile net income (loss) to net
        cash provided by operating activities -
           Depreciation and amortization                          1,032,408             467,230             519,980
           Changes in assets and liabilities:
              Accounts receivable                                   538,260             260,108            (393,540)
              Inventories                                           (15,675)              6,990              20,176
              Prepaids and other assets                              90,161              69,656              (1,642)
              Accounts payable, accrued expenses
                 and other liabilities                             (400,431)           (169,647)            (23,663)
                                                                -----------         -----------         -----------
              Net cash provided by operating activities           1,217,657             548,926             676,879
                                                                -----------         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Improvements and additions to hotel properties, net         (1,111,162)           (662,473)           (186,445)
     Renovation escrow funds released                               173,866                --                  --
     Deposits to deferred maintenance escrow account               (154,543)               --               (88,500)
                                                                -----------         -----------         -----------
              Net cash used for investing activities             (1,091,839)           (662,473)           (274,945)
                                                                -----------         -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings under mortgage note payable                       1,152,822             973,788                --
     Principal payments on mortgage note payable                   (479,774)           (250,000)           (129,577)
     Principal payment on capital lease                             (46,275)            (22,916)            (31,640)
     Distributions to partners                                     (426,873)           (193,685)           (270,140)
     Proceeds from promissory note                                  150,000             150,000                --
     Repayment of promissory note                                  (150,000)               --                  --
                                                                -----------         -----------         -----------
              Net cash provided by (used for)
                 financing activities                               199,900             657,187            (431,357)
                                                                -----------         -----------         -----------

NET CHANGE IN CASH                                                  325,718             543,640             (29,423)

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD                                              120,941             120,941             446,659
                                                                -----------         -----------         -----------

CASH AND CASH EQUIVALENTS AT
   END OF PERIOD                                                $   446,659         $   664,581         $   417,236
                                                                ===========         ===========         ===========

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
        Interest paid                                           $ 1,076,475         $   533,997         $   630,096



                 The accompanying notes to financial statements
                    are an integral part of these statements.

                           MARRIOTT'S HUNT VALLEY INN
                           --------------------------

                          Notes to Financial Statements
                          -----------------------------

                (Amounts and disclosures as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 are unaudited)

================================================================================

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
   -------------------------------------------------

Organization and Nature of Business
-----------------------------------

Marriott's Hunt Valley Inn (Hotel) in Hunt Valley, Maryland is owned by Shawan Road Hotel Limited Partnership (Shawan), a Maryland limited partnership. The partnership was organized on June 29, 1995 to acquire and operate the 392 room Hotel. The Hotel was acquired and began operations on June 29, 1995.

Basis of Presentation
---------------------

The accompanying financial statements are prepared on the accrual basis of accounting and include the accounts of the Hotel using historical cost basis.

The accompanying balance sheet as of June 30, 1997, and the statements of income
(loss), owner's equity and cash flows for the six month periods ended June 30, 1996 and 1997 are unaudited. In the opinion of management, such financial statements include all adjustments consisting solely of normal recurring adjustments, necessary for a fair presentation of results of these interim periods. The results of the six month period ended June 30, 1997 are not necessarily indicative of results to be expected for the entire year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

Estimates
---------

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include cash, money market funds and other highly liquid investments with maturities of three months or less.

Shawan had bank deposits in excess of regulatory insurance limits.

Inventories
-----------

Inventories consist primarily of food and alcoholic beverages and are stated at the lower of cost, determined by the first-in, first-out method, or market.

   ------------------------------------------

Investment in Hotel
-------------------

The Hotel property is stated at cost and depreciated over the estimated useful lives of the assets using straight-line and accelerated methods. Repairs and maintenance, which are not considered betterments and do not extend the useful life of the property are charged to expense as incurred.

The major assets classifications and their estimated useful lives are as follows:

             Buildings                                 39 years
             Furniture and equipment                5 - 7 years

Deferred Expenses
-----------------

The Partnership incurred certain costs associated with obtaining financing and a restaurant franchise. The costs are being amortized as follows:

                                                     Amortization        Original           Amortization          Accumulated
                                                        Period            Charge              Expense             Amortization
                                                     ------------        --------           ------------          ------------
             Financing costs                           5 years          $   257,800         $     51,560           $    77,339
             Franchise fees                            5 years                6,000                1,200                 1,800
                                                                                             -----------            ----------
                                                                                            $     52,760           $    79,139
                                                                                             ===========            ==========

Revenue Recognition
-------------------

Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit loss is provided against the portion of accounts receivable which is estimated to be uncollectible.

3. ACQUISITION BY BOYKIN HUNT VALLEY, L.L.C.
   -----------------------------------------

In July 1997, Boykin Hotel Properties, L.P. formed Boykin Hunt Valley, L.L.C. which made a cash contribution of $27,300,000 to Shawan. Shawan retired the outstanding mortgage note payable and redeemed the one percent (1%) ownership interest of the general partner, Shawan Road Hotel, Inc., and ninety percent (90%) of the Hunt Valley Associates, L.L.C. limited partnership interest. Shawan leased the Hotel to Hunt Valley Associates, L.L.C.

4. MORTGAGE NOTE PAYABLE
   ---------------------

The mortgage note payable is collateralized by substantially all of the assets of the Partnership. The note bears interest at variable rates based on the London Inter-Bank Offer Rate (LIBOR) plus 4.75% (10.34% at December 31, 1996). Quarterly principal payments of $125,000 are due through July 1, 1996 at which time monthly installments of principal and interest shall be due through the maturity date, June 29, 2000. The note agreement also provides for the establishment of a replacement reserve to be funded monthly beginning August 1, 1996, based on 4% of gross revenues.

As indicated in Note 3, in connection with the capital contribution and admission of Boykin Hunt Valley, L.L.C. as a partner, the outstanding balance of the mortgage was retired.

5. COMMITMENTS
   -----------

Franchise Agreement

Shawan has entered into a franchise agreement with Marriott International, Inc. Under the terms of the agreement, which expires in 2010, Shawan has agreed to pay a monthly percentage fee of 6% of gross room revenues and 3% of gross food and beverage revenues.

In addition, Shawan agreed to pay an advertising fee of 1% of gross room revenues.

Shawan also entered into a franchise agreement with Pizza Hut, Inc. Under the terms of the agreement which expires in 2000, Shawan has agreed to a monthly percentage fee of 8% of applicable gross food sales. In addition, Shawan has agreed to expend each month an amount no less than 1% of the prior month's applicable gross sales on marketing efforts.

6. RELATED PARTY TRANSACTIONS
   --------------------------

Shawan entered into a fifteen (15) year management agreement with Davidson Hotel Company (Davidson) to provide management and accounting services. Wilton D. Hill, the sole stockholder of Shawan Road Hotel, Inc. (the general partner), a limited partner, and a member of Hunt Valley Associates, L.L.C. (also a limited partner) is the sole stockholder of Davidson Holdings, Inc., the parent company of Davidson. Davidson manages the property for a basic management fee of 2% of gross revenues, an additional fee of 1% of gross revenues which becomes a subordinated management fee on January 1, 1997 plus an incentive management fee of 2% of gross revenues provided the partners have received a specified yield on their capital. The accounting services are provided at a monthly charge of $3,500. The management and accounting fees amounted to $423,414 and $42,000, respectively, for the year ended December 31, 1996, $222,593 and $21,000 for the six months ended June 30, 1997, and $207,577 and $21,000 for the six months ended June 30, 1996.

On January 15, 1996, the Partnership borrowed $150,000 from Davidson Hotel Company. Pursuant to the terms of the promissory note, interest was payable monthly at a rate of 10%. The entire note balance was paid as of December 31, 1996.

Shawan Road Hotel, Inc., the general partner, and Wilton D. Hill, a limited partner, borrowed from a lender $4,651,000. The funds were contributed to Shawan. This loan is collateralized by the partnership interests of each of the respective parties. Hunt Valley Associates, L.L.C. subsequently entered into a guarantee and pledge of partnership interest with Shawan Road Hotel, Inc. and Wilton D. Hill for their pro-rata ownership percentage (23.4%) of the borrowed funds. As a result of the acquisition as discussed in Note 3, the loan was retired and the collateral and guarantee were released.

Davidson provides certain health care benefits to their employees. The expenses incurred by Shawan represent allocations from the Davidson Hotel Company Employees' Health Care Trust (the Trust) which includes other properties managed by Davidson. Premiums paid to the Trust are determined by management of Davidson and a third party administrator and based on historical claims. Expenses paid by Shawan, net of refunds, amounted to $356,974 for the year ended December 31, 1996, and $183,814 and $185,564 for the periods ended June 30, 1997 and 1996.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS
   -----------------------------------

Mortgage Payable
----------------

Management estimates that the fair value of the mortgage note payable approximates carrying value based on the variable rate terms.